Notice of Mandatory Exchange
Rural Cellular Corporation
11 3/8% Senior Exchangeable Preferred Stock
CUSIP # 781904-30-5
NOTICE IS HEREBY GIVEN, pursuant to Section 6(c) of the Certificate of Designation relating to its 11 3/8% Senior Exchangeable Preferred Stock (“Senior Preferred Stock”), that Rural Cellular Corporation (the “Issuer”) is exercising its option to exchange all of its outstanding Senior Preferred Stock for a like principal amount of 11 3/8% Senior Subordinated Debentures due 2010 (the “Exchange Debentures”) in accordance with the provisions of Section 6 of the Certificate of Designation.
The date fixed for exchange is May 15, 2007 (the “Exchange Date”).
Wells Fargo Bank, N.A. is acting as Exchange Agent for the Exchange.
The Exchange Debentures will be delivered in book-entry form on the Exchange Date through the facilities of DTC.
Questions should be directed to the Exchange Agent at (800) 344-5128.
Unless the Issuer fails to make the exchange, dividends on the Senior Preferred Stock shall cease to accrue on the Exchange Date, and interest shall accrue on the Exchange Debentures from the Exchange Date, whether or not certificates representing the Senior Preferred Stock have been surrendered.
By: Rural Cellular Corporation
Date: April 13, 2007